EXHIBIT 10.10

GILEAD SCIENCES, INC.
2022 EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AGREEMENT
RECITALS
A.    The Company maintains the Gilead Sciences, Inc. 2022 Equity Incentive Plan (as the same may be amended, the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.     This Global Stock Option Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to the Participant set forth below (the “Optionee”).
C.    Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Plan.
NOW, THEREFORE, the Company hereby grants an option to the Optionee named below upon the following terms and conditions:
1.Grant of Option. The Company hereby grants to Optionee a Non-statutory Stock Option to purchase shares of Common Stock under the Plan (the “Option”), subject to the terms and conditions set forth in this Agreement.
OPTION GRANT SPECIFICS

Name of Optionee:
Grant Date:
Total Number of Option Shares:
Vesting Schedule:
Subject to Paragraphs 4 and 5, the Option will vest and become exercisable as follows: (i) 25% of the Option Shares on the first anniversary of the Grant Date and (ii) 6.25% of the Option Shares quarterly thereafter through the fourth anniversary of the Grant Date, in each case, subject to the Optionee’s Continuous Service through each vesting date.

Expiration Date:	%%EXPIRE_DATE_PERIOD1,'DD-Mon-YYYY'%-%

2.Option Term; Exercisability. The term of the Option begins on the Grant Date and continues through the close of business on the last business day prior to the Expiration Date, unless sooner terminated in accordance with Paragraph 4 or 5 below (as applicable, the “Term”). The portion of the Option that has vested in accordance with the Vesting Schedule above will remain exercisable through the end of the Term. Upon the expiration of the Term, the Option will terminate and cease to be outstanding.
3.Transferability. The Option is not transferable or assignable by Optionee other than to Optionee’s designated beneficiary or, if none or if a beneficiary designation is not permitted by the Administrator or not valid under Applicable Laws, to Optionee’s estate following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.
4.Cessation of Service. The Term will terminate (and the Option will cease to be outstanding) prior to the Expiration Date in accordance with this Paragraph 4.
(a)Death. In the event Optionee ceases Continuous Service as a result of Optionee’s death, then (i) the Option will immediately be fully vested and exercisable and (ii) the Option may be exercised by Optionee’s designated beneficiary (or, if none or if a beneficiary designation is not permitted by the Administrator or not valid under Applicable Laws, the personal representative of Optionee’s estate) until the close of business on the last business day prior to the earlier of (A) the expiration of the 12-month period measured from the date of Optionee’s death or (B) the Expiration Date.
(b)Disability. In the event Optionee ceases Continuous Service as a result of Optionee’s Disability, then (i) the Option will immediately be fully vested and exercisable and (ii) the Option may be exercised by Optionee until the close of business on the last business day prior to the earlier of (A) expiration of the 12-month period measured from the date of such cessation of Continuous Service, or (B) the Expiration Date.
(c)Retirement. In the event Optionee ceases Continuous Service (i) at least 12 months following the Grant Date and (ii) (x) after attaining age 55 and completing at least 10 years of Continuous Service or (y) after attaining age 65, then (I) the Option will continue to vest in accordance with the Vesting Schedule as if Optionee had remained in Continuous Service and (II) the Option may be exercised by Optionee until the close of business on the last business day prior to the earlier of: (A) expiration of the five-year period measured from the date of such cessation of Continuous Service, or (B) the Expiration Date. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment or legal development in Optionee’s jurisdiction that would likely result in the favorable treatment applicable to the Option pursuant to this Paragraph 4(c) being deemed unlawful or discriminatory, then the Company will not apply this favorable treatment at the time of Optionee’s cessation of Continuous Service, and the Option will be treated as otherwise set forth in this Paragraph 4, as applicable.
(d)For Cause Termination. Notwithstanding any other provision hereof, should Optionee’s Continuous Service be terminated for Cause (or for a reason that is comparable to termination for Cause under employment laws in the jurisdiction where Optionee is employed or under the terms of Optionee’s employment agreement, if any), or should Optionee engage in any other conduct, while in Continuous Service or following cessation of Continuous Service, that is materially detrimental to the business or affairs of the Company (or any Related Entity), as determined in the sole discretion of the Administrator, then the Option will be immediately cancelled and forfeited, whether or not vested.
(e)Other Terminations. In the event Optionee ceases Continuous Service for any reason other than as provided in Paragraphs 4(a) - 4(d), then the Option may be exercised by the Optionee until the close of business on the last business day prior to the expiration of the earlier of (i) the expiration of the three-month period measured from the date of such cessation of Continuous Service, or (ii) the Expiration Date.
(f)The period of post-service exercisability in effect pursuant to this Paragraph 4 will automatically be extended by an additional period of time equal in duration to any interval within such post-service exercise period during which the exercise of the Option or the immediate sale of the Option Shares acquired cannot be effected in compliance with applicable federal, state and foreign securities laws, but in no event will such an extension result in the continuation of the Option beyond the close of business on the last business day prior to the Expiration Date.
(g)During any period of post-service exercisability in effect pursuant to this Paragraph 4, the Option may be exercisable only for the portion of the Option which is vested and exercisable (after giving effect to any accelerated vesting under this Paragraph 4 or Paragraph 5), and upon a cessation of Continuous Service, any portion of the Option which is not vested and exercisable will terminate and cease to be outstanding.
5.Change in Control.
(a)At the time of a Change in Control, the Option may be (i) assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect, (ii) replaced with an economically-equivalent substitute equity award or (iii) replaced with a cash retention program of the successor corporation which preserves the spread existing at the time of the Change in Control on any Option Shares for which the Option is not vested and exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for the subsequent vesting and concurrent payout of that spread in accordance with the Vesting Schedule applicable to such Option Shares. In the event the Option is assumed or otherwise continued in effect, the Option will be adjusted immediately after the consummation of the Change in Control in accordance with Section 9 of the Plan.
(b)In the event of an assumption, continuation or replacement of the Option under Paragraph 5(a), no accelerated vesting of the Option will occur at the time of the Change in Control. However, if Participant’s Continuous Service is terminated without Cause, or if Participant resigns from Continuous Service due to a Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for that Change in Control and ending with the earlier of (A) the termination of that definitive agreement without the consummation of such Change in Control or (B) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, then:
(i) the Option (or any economically equivalent award) will immediately be fully vested and exercisable; or
(ii) the balance credited to Optionee under any replacement cash retention program will immediately be vested and paid to Optionee in a lump sum;
(c)In the event all or any portion of the Option is not assumed, continued or replaced under Paragraph 5(a), the Option shall be fully vested and exercisable with adequate opportunity for Optionee to exercise the Option prior to the consummation of the Change in Control, and immediately following the consummation of the Change in Control, the Option will terminate and cease to be outstanding.
6.Stockholder Rights. Optionee will not have any stockholder rights including voting, dividend or liquidation rights, with respect to the Option Shares until the Option is exercised, the Exercise Price is paid and Optionee becomes a holder of record of the Option Shares.
7.Manner of Exercising Option.
(a)In order to exercise all or any portion of the Option, Optionee must take the following actions:
(i) Execute and deliver to the Company a notice of option exercise in the form authorized by the Company (the “Notice of Exercise”) as to the Option Shares for which the Option is to be exercised or comply with such other procedures as the Company may establish for notifying the Company of such exercise;
(ii) Pay the aggregate Exercise Price in accordance with Section 7 of the Plan;
(iii)Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise the Option; and
(iv)Make appropriate arrangements with the Company or the Related Entity employing or retaining Optionee (the “Employer”) for the satisfaction of all applicable Withholding Taxes.
(b)As soon as practical after the date the Option is exercised, the Company will issue to or on behalf of Optionee (or any other person or persons exercising the Option) the purchased Option Shares, subject to appropriate restrictions, if any.
(c)In no event may the Option be exercised for any fractional Option Shares.

(d)The exercise of the Option and the issuance of the Option Shares upon such exercise will be subject to compliance by the Company and Optionee with all Applicable Laws relating thereto, as determined by counsel for the Company.
(e)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option will relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, will use its reasonable best efforts to obtain all such approvals.
8.Withholding Taxes.
(a)Optionee acknowledges that, regardless of any action the Company or the Employer may take with respect to any or all Withholding Taxes related to the Option, the ultimate liability for all such Withholding Taxes is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends on those shares; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Withholding Taxes or achieve any particular tax result. Further, if Optionee is subject to Withholding Taxes in more than one jurisdiction, Optionee acknowledges that the Company or the Employer (or a former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(b)Prior to the relevant taxable event, Optionee agrees to make arrangements satisfactory to the Company or the Employer to satisfy all Withholding Taxes. Optionee authorizes the Company or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following:
(i)withholding of Shares otherwise deliverable upon exercise of the Option;
(ii)withholding from any other wages or other cash compensation paid to Optionee by the Company or the Employer; or
(iii)payment through a broker-dealer sale and remittance procedure in accordance with Section 7(d) of the Plan.
The Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Optionee’s jurisdiction, in which case Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, Optionee may seek a refund from local tax authorities. In the event of under-withholding, Optionee may be required to pay any additional Withholding Taxes directly to the applicable tax authority or to the Company or the Employer. If the obligation for Withholding Taxes is satisfied by withholding Shares, for tax purposes, Optionee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares is held back solely for the purpose of paying the Withholding Taxes. The Company may refuse to deliver any purchased Option Shares or the proceeds of the sale of shares if Optionee fails to comply with Optionee’s obligations in connection with the Withholding Taxes.
9.Leaves of Absence. For purposes of this Agreement, Optionee’s Continuous Service will not be deemed to cease during any period for which Optionee is on a military leave, sick leave or other personal leave approved by the Company. However, Optionee will not receive any Continuous Service credit, for purposes of vesting under the Vesting Schedule, for any period of such leave of absence, except to the extent otherwise required by employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any, or pursuant to the following policy:
(a)Optionee will receive Continuous Service credit for such vesting purposes for (i) the first three months of an approved personal leave of absence or (ii) the first seven months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.
(b)In no event will Optionee be deemed to remain in Continuous Service beyond the earlier of (i) the expiration date of that leave of absence, unless Optionee returns to active Continuous Service on or before that date, or (ii) the date Optionee’s Continuous Service actually terminates by reason of Option’s voluntary or involuntary termination or by reason of Optionee’s death or Disability.
10.Insider Trading Restrictions/Market Abuse Laws. Optionee may be subject to insider trading restrictions or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Optionee’s country or Optionee’s broker’s country, if different, which may affect Optionee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., options) or rights linked to the value of Shares during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Optionee placed before Optionee possessed inside information. Furthermore, Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions and Optionee should speak with Optionee’s personal legal advisor on this matter.
11.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee will be in writing and addressed to Optionee at the most current address then indicated for Optionee on the Company’s employee records or will be delivered electronically to Optionee through the Company’s electronic mail system or through the on-line brokerage firm authorized by the Company to effect option exercises through the internet. All notices will be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
12.Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 5 above, the provisions of this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns and Optionee, Optionee’s assigns, and the legal representatives, heirs and legatees of Optionee’s estate.
13.Construction; Interpretation. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement will be conclusive and binding on all persons having an interest in the Option. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” is not exclusive. Words in the masculine gender include the feminine gender, and where appropriate, the plural includes the singular and the singular includes the plural. All references to “including” shall be construed as meaning “including without limitation.”
14.Governing Law and Venue.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without resort to its conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the Option is made or to be performed.

15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Acknowledgment of Nature of Plan and Option. In accepting the Option, Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future options, if any, will be at the sole discretion of the Company;
(d)the Option and Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Related Entity and shall not interfere with the ability of the Company, the Employer or any Related Entity, as applicable, to terminate Optionee’s employment or service relationship (if any);
(e)Optionee’s participation in the Plan is voluntary;
(f)the Option and the Option Shares, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)the Option and the Option Shares, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;
(h)the future value of the Option Shares is unknown, indeterminable and cannot be predicted with any certainty;
(i)if the Option Shares do not increase in value, the Option will have no value;
(j)if Optionee exercises the Option, the value of the Option Shares acquired may increase or decrease, even below the Exercise Price;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Optionee’s Continuous Service by the Employer or the Company (or any Related Entity) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), and in consideration of the Award, Optionee irrevocably agrees not to institute any claim against the Company, the Employer or any Related Entity, waives Optionee’s ability, if any, to bring any such claim and releases the Company, the Employer and any Related Entity from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(l)unless otherwise agreed with the Company in writing, the Option and the Option Shares, and the income and value of same, are not granted as consideration for, or in connection with, any service Optionee may provide as a director of the Company or a Related Entity;
(m)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Option Shares; and
(n)neither the Company, the Employer nor any Related Entity shall be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Optionee pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise.
17.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the Option Shares. Optionee should consult with Optionee’s personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.
18.Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or other Optionees.
19.Data Privacy.
(a)Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, Optionee is declaring that Optionee agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the Related Entities and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

(b)Declaration of Consent. Optionee understands that Optionee needs to review the following information about the processing of Optionee’s personal data by or on behalf of the Company, the Employer or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare Optionee’s consent. As regards the processing of Optionee’s Personal Data in connection with the Plan and this Agreement, Optionee understands that the Company is the controller of Optionee’s Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Optionee for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. Optionee understands that this Personal Data may include Optionee’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Optionee’s favor. The legal basis for the processing of Optionee’s Personal Data, where required, will be Optionee’s consent.
(d)Stock Plan Administration Service Providers. Optionee understands that the Company transfers Optionee’s Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Optionee’s Personal Data with such different service provider that serves the Company in a similar manner. Optionee understands and acknowledges that the Company’s service provider will open an account for Optionee to receive and trade shares of Common Stock acquired under the Plan and that Optionee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Optionee’s ability to participate in the Plan.
(e)International Data Transfers. Optionee understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Optionee understands and acknowledges that Optionee’s country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Optionee’s Personal Data is Optionee’s consent.
(f)Data Retention. Optionee understands that the Company will use Optionee’s Personal Data only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Optionee understands and acknowledges that the Company’s legal basis for the processing of Optionee’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Optionee’s Personal Data for any of the above purposes, Optionee understands the Company will remove it from its systems.

(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Optionee understands that Optionee’s participation in the Plan and Optionee’s consent is purely voluntary. Optionee may deny or later withdraw Optionee’s consent at any time, with future effect and for any or no reason. If Optionee denies or later withdraws Optionee’s consent, the Company can no longer offer Optionee participation in the Plan or offer other equity awards to Optionee or administer or maintain such awards and Optionee would no longer be able to participate in the Plan. Optionee further understands that denial or withdrawal of Optionee’s consent would not affect Optionee’s status or salary as an employee or Optionee’s career and that Optionee would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Optionee understands that data subject rights regarding the processing of Personal Data vary depending on the Applicable Laws and that, depending on where Optionee is based and subject to the conditions set out in the Applicable Laws, Optionee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about Optionee and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about Optionee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of Optionee’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of Optionee’s Personal Data in certain situations where Optionee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Optionee’s Personal Data that Optionee has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or Optionee’s employment and is carried out by automated means. In case of concerns, Optionee understands that Optionee may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Optionee’s rights, Optionee understands that Optionee should contact Optionee’s local human resources representative.
20.Plan Prospectus. The official prospectus for the Plan is available on the Company’s intranet at: GNet > Employee Resources > Stock Awards > Plan Documents. Optionee may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.
21.Language. By electing to accept this Agreement, Optionee acknowledges that Optionee is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Optionee to understand the terms and conditions of this Agreement. Further, if Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in substance from the English version, the English version will control.

22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the electronic acceptance procedure established and maintained by the Company or a third party designated by the Company.
23.Optionee Acceptance. Optionee must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event may the Option be exercised in the absence of such acceptance. An exercise of any portion of the shares subject to this Option shall be deemed to be an acceptance by Optionee of the terms and conditions of this Agreement.
24.Foreign Account / Assets Reporting. Depending upon the country to which laws Optionee is subject, Optionee may have certain foreign asset or account reporting requirements that may affect Optionee’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Optionee’s country. Optionee’s country may require that Optionee report such accounts, assets or transactions to the applicable authorities in Optionee’s country. Optionee is responsible for knowledge of and compliance with any such regulations and should speak with Optionee’s own personal tax, legal and financial advisors regarding same.
25.Addendum. Notwithstanding any provision herein, Optionee’s participation in the Plan shall be subject to any special terms and conditions as set forth in any addendum to this Agreement setting forth special terms and conditions for Optionee’s country (the “Addendum”). Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of this Agreement.
26.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources
By electronically accepting the Option, Optionee agrees that the Option is granted under and governed by the terms and conditions of the Plan and the Agreement, including the terms and conditions set forth in any Addendum to the Agreement for Optionee’s country. Optionee has reviewed the Plan and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Agreement and fully understands all provisions of the Plan and Agreement.